Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS THIRD-QUARTER 2008 RESULTS

•   Net Sales Increase Year-over-Year; Restructuring Charges Result in Net Loss for Quarter
•   Income Before Restructuring Charges Increases Year-over-Year
•   Proactive Restructuring Efforts Continue
•   Company Reaffirms Revised Full-Year Earnings Outlook of $0.40 to $0.46 Per Diluted Share

WARREN, Ohio - November 7, 2008 - Stoneridge, Inc. (NYSE: SRI) today announced net sales of $178.4 million and net loss of $0.4 million, or $(0.02) per diluted share, for the third quarter ended September 30, 2008. The earnings per share for the three months ended September 30, 2008 include $0.17 per share for expenses associated with previously announced restructuring initiatives.

Net sales increased $5.6 million, or 3.2 percent, to $178.4 million, compared with $172.8 million for the third quarter of 2007. The increase in net sales was primarily attributable to new electronics programs sales in North America, improvement in the Company’s European electronics business and the impact of foreign currency translation. Foreign currency translation increased third-quarter net sales by approximately $4.0 million compared with the same period in 2007. The sales increase was partially offset by rapid deterioration in the North American passenger car and light truck markets.

Net loss for the third quarter was $0.4 million, or $(0.02) per diluted share, compared with net income of $2.6 million, or $0.11 per diluted share, in the third quarter of 2007. The decrease in net income was due primarily to $4.8 million in pre-tax expenses related to the Company’s previously announced restructuring initiatives and the loss of overhead recoveries because of lower production volumes which were the result of restructuring inventories built in the first half of 2008. Partially offsetting these unfavorable impacts were strong commercial vehicle sales and higher joint-venture earnings due to continued improvement in the Company’s joint venture operations in Brazil and India.

“Our sales increase occurred despite a 23 percent drop in vehicle production at the traditional domestic light vehicle manufacturers,” said John C. Corey, president and chief executive officer. “Our management team’s proactive response to implement our manufacturing overhead rationalization starting last year will serve us well during the current slowdown.”

For the nine months ended September 30, 2008, net sales were $594.7 million, an increase of 9.8 percent compared with $541.6 million for the nine months ended September 30, 2007. Net income for the 2008 nine-month period was $10.9 million, or $0.46 per diluted share, compared with $10.2 million, or $0.43 per diluted share, in the comparable 2007 period. The earnings per share for the first nine months of 2008 include $0.37 per share for restructuring expenses.

Net cash provided by operating activities for the nine months ended September 30, 2008 was $30.7 million, compared with net cash provided of $7.9 million for the nine months ended September 30, 2007. The increase of $22.8 million in cash provided by operating activities was primarily due to lower accounts receivable balances in the current year. Stoneridge has approximately $90.0 million in cash at the end of the quarter available to support operations as needed. During this time of unprecedented economic uncertainty, the Company has taken steps to ensure that its financial assets are safeguarded and its liquidity protected. The Company’s asset backed credit facility remains undrawn and does not contain restrictive performance covenants.

Outlook

“As we announced on October 24, we expect full-year 2008 earnings of $0.40 to $0.46 per diluted share which includes $0.48 to $0.52 per share for restructuring charges,” Corey said. “We will continue to monitor the economic environment and take appropriate steps to navigate through this unprecedented period.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2008 third-quarter results can be accessed at 10 a.m. Eastern time on Friday November 7, 2008, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2007 were approximately $727 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$178,434	$172,814	$594,733	$541,644

Costs and Expenses:
Cost of goods sold	143,089	134,944	458,217	422,045
Selling, general and administrative	31,855	32,405	104,876	99,135
(Gain) Loss on sale of property, plant and equipment, net	(187)	223	(42)	(1,465)
Restructuring charges	2,742	2	5,877	74

Operating Income	935	5,240	25,805	21,855

Interest expense, net	5,049	5,467	15,301	16,570
Equity in earnings of investees	(4,371)	(3,506)	(11,206)	(7,924)
Loss on early extinguishment of debt	-	-	770	-
Other expense (income), net	(234)	273	44	785

Income Before Income Taxes	491	3,006	20,896	12,424

Provision for income taxes	855	381	10,029	2,234

Net Income (Loss)	$(364)	$2,625	$10,867	$10,190

Basic net income (loss) per share	$(0.02)	$0.11	$0.47	$0.44
Basic weighted average shares outstanding	23,405	23,213	23,353	23,106

Diluted net income (loss) per share	$(0.02)	$0.11	$0.46	$0.43
Diluted weighted average shares outstanding	23,405	23,694	23,728	23,656

STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$89,611	$95,924
Accounts receivable, less reserves of $5,029 and $4,736, respectively	115,324	122,288
Inventories, net	67,543	57,392
Prepaid expenses and other	16,812	15,926
Deferred income taxes	10,150	9,829
Total current assets	299,440	301,359

Long-Term Assets:
Property, plant and equipment, net	88,882	92,752
Other Assets:
Goodwill	65,656	65,176
Investments and other, net	46,435	39,454
Deferred income taxes	21,714	29,028
Total long-term assets	222,687	226,410
Total Assets	$522,127	$527,769

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$66,465	$69,373
Accrued expenses and other	53,864	47,198
Total current liabilities	120,329	116,571

Long-Term Liabilities:
Long-term debt	183,000	200,000
Deferred income taxes	2,521	2,665
Other liabilities	1,926	2,344
Total long-term liabilities	187,447	205,009

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 24,772 and 24,601
shares and outstanding 24,668 and 24,209 shares, respectively, with no stated value	-	-
Additional paid-in capital	157,281	154,173
Common Shares held in treasury, 104 and 373 shares, respectively, at cost	(129)	(383)
Retained earnings	49,239	38,372
Accumulated other comprehensive income	7,960	14,027
Total shareholders’ equity	214,351	206,189
Total Liabilities and Shareholders' Equity	$522,127	$527,769

STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net cash provided by operating activities	$30,668	$7,909

INVESTING ACTIVITIES:
Capital expenditures	(17,956)	(14,259)
Proceeds from sale of property, plant and equipment	435	5,042
Business acquisitions and other	(980)	-
Net cash used for investing activities	(18,501)	(9,217)

FINANCING ACTIVITIES:
Repayments of long-term debt	(17,000)	-
Share-based compensation activity, net	1,305	1,956
Premiums related to early extinguishment of debt	(553)	-
Net cash provided by (used for) financing activities	(16,248)	1,956

Effect of exchange rate changes on cash and cash equivalents	(2,232)	1,119

Net change in cash and cash equivalents	(6,313)	1,767

Cash and cash equivalents at beginning of period	95,924	65,882

Cash and cash equivalents at end of period	$89,611	$67,649